GOLD BANC TO ACQUIRE UNION BANK & TRUST OF DENVER IN $65 MILLION
TAX-FREE STOCK SWAP

TRANSACTION HIGHLIGHTS -- GOLD BANC'S LARGEST ACQUISITION IN ITS HISTORY WILL INCREASE TOTAL ASSETS BY OVER 25% TO OVER $1.5 BILLION. -- PROVIDES THE GOLD BANC FRANCHISE WITH 7 MORE LOCATIONS IN THE VIBRANT DENVER MARKET, AN ADDITIONAL $270 MILLION IN CORE DEPOSITS, AND UNION BANK'S EXPERIENCED AND HIGHLY SUCCESSFUL MANAGEMENT TEAM. -- EFFECTIVELY LEVERAGES CAPITAL, MAINTAINS SOLID ASSET QUALITY AND HELPS SUPPORT CONTINUED EARNINGS GROWTH. -- CONSISTENT WITH GOLD BANC'S STRATEGY OF MAINTAINING STRONG LOCAL MANAGEMENT AND BOARDS OF DIRECTORS.

LEAWOOD, Kan., Aug. 9 /PRNewswire/ -- Gold Banc, (Nasdaq: GLDB - news), one of the country's fastest growing community banking and financial services organizations, announced today the Company has signed a definitive agreement to acquire Union Bankshares, Ltd., (Nasdaq: UBSC - news), and its wholly-owned subsidiary, Union Bank & Trust, one of the leading community banks in the metro Denver region. The deal will increase Gold Banc's assets by over 25 percent to over $1.5 billion, from $1.2 billion as of June 30, 1999.

The total purchase price of the acquisition is approximately $65.0 million in a stock-for-stock, tax-free exchange. The exchange ratio will be determined by dividing $23.05 by the average price for Gold Banc common stock during the 10-day trading period ending three days prior to closing, unless the average price is less than $13.00 or greater than $16.00, in which case the average price shall be fixed at $13.00 or $16.00, respectively. On August 9, 1999, the closing price on the Nasdaq Stock Market for Gold Banc Common Stock was $11.50 per share. Should the average price of Gold Banc common stock fall below $11.00 for a period of 10 trading days immediately prior to shareholder approval, Union Bankshares can terminate the transactions.

Union Bankshares currently has approximately 2.4 million common shares outstanding, and Gold Banc has approximately 17.2 million common shares outstanding.

The transaction will be accounted for as a pooling of interests and is expected to be accretive to Gold Banc's earnings. Completion of the transaction is subject to the approval of the appropriate regulatory authorities and the shareholders of both Gold Banc and Union Bankshares. The deal is expected to close in the fourth quarter of 1999.

Michael W. Gullion, Gold Banc Chairman and CEO, commented: ``The acquisition of Union Bank is a watershed for Gold Banc -- this single transaction increases our assets by one-fourth, boosts core deposits 30 percent, and maintains our solid asset quality. We also gain seven locations in the vibrant Denver region which is one of the country's best community banking markets, as well as the benefit of Union's strong local business relationships. The addition of Union Bank significantly advances our vision of becoming the high performance banking and financial services provider of choice in our markets.''

Gullion added: "Union Bank has an exceptional management team and, like Gold Banc, they have pursued a strategy of quality growth founded on strong community relationships. We are especially eager to explore the expanded range of synergies and new business opportunities which we plan to leverage across Union's established account base using our full service Internet banking, our retail brokerage and investment management services, our insurance and trust services businesses and our recently acquired mortgage banking services business, which closed August 2, 1999.''

Union Bank Management Comments

Charles R. Harrison, Chairman and CEO of Union Bankshares, Ltd., remarked: ``Our board of directors is pleased to join the Gold Banc family and, on behalf of Union shareholders, we believe the terms of this transaction represent an appropriate recognition of the underlying value of our franchise. As two of the premier community banking and financial services companies in the country, the enhanced financial leverage and operational strength of the combined Gold Banc-Union Bank organization allows us to jointly pursue even more attractive growth opportunities beneficial to customers and shareholders alike.''

Herman J. Zueck, Chairman and CEO of Union Bank & Trust, added:
``Joining Gold Banc allows us to preserve the valuable relationships our local boards of directors have built with their respective communities. Union Bank and Gold Banc are ideal strategic partners because we have similar cultures focused on providing personalized service, which is key to attracting and retaining individual and small business customers in a highly competitive marketplace. Gold Banc also enhances our competitive position by enabling us to provide a broader range of the financial services that today's busy, convenience-oriented customers expect from their community bank.''

It was emphasized that Union Bank & Trust will continue to operate under the Union Bank & Trust name with an ongoing philosophy of personal attention and professional service. Herman Zueck will serve as Chairman of the Board of Union Bank & Trust. Union Bank's customer contact staff will remain intact, and customers can expect to see the same people they have come to know and trust each time they visit any Union Bank & Trust location.

Overview of Union Bank & Trust

Union Bankshares, Ltd. is an independent bank holding company which owns Union Bank & Trust, a state chartered commercial bank located in Denver, Colorado. The bank, acquired by the company in 1985, and its predecessors have been operating since 1917. The bank attracts FDIC-insured deposits, and focuses on providing relationship banking based on personal attention and professional service. Most of the bank's customers are small and medium-sized businesses and individuals located in the Denver area. The company added its seventh location in December 1998 with the acquisition of Lakewood State Bank in Lakewood, Colorado.

Union Bank & Trust emphasizes asset quality and capital preservation. The bank's ratios of nonperforming assets to capital and to total assets were .76% and .01%, respectively, at June 30, 1999. Also at June 30, 1999, Union Bank & Trust had consolidated total assets of $339.9 million, net loans of $157.4 million, deposits of $270 million and shareholders' equity of $19.4 million. The company's Tier I and total risk-based capital ratios were 10.1% and 13.5%, respectively.

Safe Harbor Statement

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from acquisitions cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of the organizations are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable than expected; and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

For more information on Gold Banc toll-free via fax, simply dial
1-800-PRO-INFO, follow the voice menu prompts and enter the company code ``GLDB'' on any touch tone phone, or visit the Gold
Banc page on FRB's web site at www.frbinc.com .

Visit Gold Banc at www.goldbanc.com .